Exhibit 10.53

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2007 (the “Effective Date”), by and between SCIENTIFIC GAMES INTERNATIONAL, INC., a Delaware corporation (the “Company”), which is a subsidiary of SCIENTIFIC GAMES CORPORATION, a Delaware corporation (“SGC”), and JAMES C. KENNEDY (“Executive”).

W I T N E S S E T H

WHEREAS, Executive has been employed pursuant to an Employment and Severance Benefits Agreement with the Company dated September 6, 2000 as modified by a letter agreement dated December 18, 2002 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire that this Agreement replace and supersede the Original Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Termination of Existing Employment Agreements.  As of the Effective Date, all existing employment agreements between the parties, whether oral or written, including the Original Agreement, are hereby terminated and superseded.

2.             Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2009, as may be extended in accordance with this Section and subject to earlier termination in accordance with Section 5. The Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party at least one hundred and eighty (180) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 5. It is also intended that Executive’s previous term of employment with the Company shall be included when calculating Executive’s tenure at the Company for all purposes.

3.             Offices and Duties. During the Term, the Executive will serve as Senior Vice President of Sales and Global Marketing for the Company, and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the shareholders or by the Board of Directors of the Company or any subsidiary or affiliate, as the case may be. In such capacities, the Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to the Executive from time to time by the Chief Executive Officer or Chief Operating Officer of the Company, or upon the authority of the Board of Directors of the Company. Subject to Section 5(e), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine. The Executive hereby agrees to accept such employment and to serve the Company to the best of the Executive’s ability in such capacities, devoting substantially all of the Executive’s business time to such employment.

4.             Compensation; Benefits

(a)           Base Salary.  During the Term the Company shall pay Executive a base salary (the “Base Salary”) at the initial rate of three hundred forty thousand five hundred dollars ($342,500) per annum, payable in accordance with the Company’s regular payroll policies and subject to all withholdings that are legally required or are agreed to by Executive. In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute the “Base Salary” for purposes of this Agreement.

(b)           Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board of Directors of SGC (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”). Under such plan, Executive shall have the opportunity to earn up to 50% of Base Salary as Incentive Compensation at Target Opportunity (“Target Bonus”) and up to 100% of Base Salary as Incentive Compensation at Maximum Opportunity.

(c)           Eligibility for Annual Equity Awards.  Executive shall be eligible to receive an annual grant of stock options or other equity awards, in the sole discretion of the Compensation Committee, in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest under any such plan or program.

(d)           Expense Reimbursement.     The Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(e)           Health and Welfare Benefits.   Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life, accidental death, dismemberment insurance, 401(k) or other retirement, deferred compensation, profit sharing, stock ownership and such other plans and programs which are made generally available by the Company to its other senior executives in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program. Executive shall be entitled to paid vacation, holidays, and any other time off in accordance with the Company’s policies in effect from time to time.

(f)            Taxes and Internal Revenue Code 409A.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations.  Internal Revenue Code Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under Section 5 of this Agreement, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six months following termination of employment).

5.             Termination of Employment.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances:

(a)           Termination by Executive for Other than Good Reason.  Executive may terminate his employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 5(a); provided, however, that a termination of Executive’s employment for “Good Reason” (as defined below) shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 5(a). In the event the Executive terminates his employment for other than Good Reason, the Executive shall be entitled only to the following compensation and benefits (collectively, the “Standard Termination Payments”):

(i)            Any accrued but unpaid Base Salary (as determined pursuant to Section 4(a)) for services rendered to the date of termination paid to Executive in accordance with regular payroll policies;

(ii)           All vested nonforfeitable amounts owing or accrued at the date of termination under benefit plans, programs, and arrangements set forth or referred to in Section 4 hereof in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

(iii)          Except as provided in Section 6.6, all stock options and other equity awards will be governed by the terms of the plans and programs under which the options or other awards were granted; and

(iv)          Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 4(d).

(b)           Termination by Reason of Death.  If Executive dies during the Term of this Agreement, the Company shall pay to the last beneficiary designated by the Executive by written notice to the Company or, failing such designation, to Executive’s estate, the following amounts:

(i)            The Standard Termination Payments (as defined in Section 5(a)); and

(ii)           A lump sum payment equal to Executive’s annual Base Salary, payable within 30 days of termination.

(c)           Termination By Reason of Total Disability.  Executive and the Company agree that Executive may not reasonably be expected to be able to perform his duties and the essential functions of his office in the event of the Executive’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Executive’s (a) becoming eligible to receive benefits under any long-term disability insurance program or (b) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment. In the event that Executive’s employment is terminated by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            The Standard Termination Payments (as defined in Section 5(a));

(ii)           An amount equal to the sum of (A) Executive’s annual Base Salary and (B) Executive’s “Severance Bonus Amount” (as defined below) payable over a period of twelve (12) months after termination in accordance with Section 5(f) of this Agreement, provided such amount shall be reduced by any disability payments provided to Executive as a result of any disability plan sponsored by the Company or its affiliates providing benefits to Executive. For purposes of this Agreement, “Severance Bonus Amount” shall mean an amount equal to the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than the Executive’s Target Bonus for the-then current fiscal year;

(iii)          In lieu of any Incentive Compensation for the year in which such termination of employment occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than Executive’s Target Bonus for the year of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 4(b); and

(iv)          If Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

(d)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for “Cause” upon written notice to Executive referring to this Section 5(d). For purposes of this Agreement, the term “Cause” shall mean (i) gross neglect by the Executive of the Executive’s duties hereunder; (ii) conviction (including conviction on a nolo contendere plea) of the Executive of any felony; (iii) conviction (including conviction on a nolo contendere plea) of the Executive of any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iv) willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder; (v) intentional breach by the Executive of any material provision of this Agreement; (vi) material violation of material provision of the Company’s Code of Conduct; or (vii) any other willful or grossly negligent conduct on the part of the Executive which would make the Executive’s continued employment by the Company materially prejudicial to the best interests of the Company; provided, however, that a termination by the Company under Sections 5(d)(i), 5(d)(v), 5(d)(vi) or 5(d)(vii), if curable, shall be effective only if, within 21 days following delivery of a written notice by the Company to Executive that the Company is terminating Executive’s employment for Cause and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, Executive has failed to cure the circumstances giving rise to Cause.   In the event that Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive only the Standard Termination Payments (as defined in Section 5(a)).

(e)           Termination by the Company Without Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment hereunder at any time, without Cause, for any reason or no reason, and Executive may terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean that without Executive’s prior written consent, any of the following shall have occurred:  (i) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 3, except, in such case, in connection with the termination of Executive’s employment for Cause, Total Disability or death; (ii) an assignment of significant duties to Executive which are inconsistent with Executive’s positions or offices held under Section 3; (iii) a decrease in Base Salary or material decrease in Executive’s incentive compensation opportunities provided under this Agreement; and (iv) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (i) — (iv) of this Section 5(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after notice has been given to the Company. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            The Standard Termination Payments (as defined in Section 5(a));

(ii)           An amount equal to the sum of (A) Executive’s annual Base Salary and (B) Executive’s Severance Bonus Amount payable over a period of twelve (12) months after termination in accordance with Section 5(f) of this Agreement;

(iii)          Except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all stock options, deferred stock, restricted stock and other equity-based awards held by Executive at termination will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted;

(iv)          In lieu of any Incentive Compensation for the year in which such termination of employment occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the Company but not more than the Executive’s Target Bonus for the year of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 4(b); and

(v)           If Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

(f)            Change in Control. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason under Section 5(e) and such termination occurs upon or within one year immediately following a “Change in Control” (as defined below), Executive shall be entitled to the payments described in Section 5(e) above except that the aggregate amount payable under 5(e)(ii) shall be multiplied by two (i.e., Base Salary plus Severance Bonus Amount multiplied by two) and such amount, as well as the amount payable under 5(e)(iv), shall be paid in a lump sum in accordance with Section 5(g) of this Agreement. Notwithstanding the foregoing, payments pursuant to this Section 5(f) shall be reduced by the amount necessary, if any, to ensure that the aggregate compensation to be received by the Executive in connection with such “Change in Control” does not constitute a “parachute payment,” as such term is defined in 26 U.S.C. § 280G.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13 (d) of the Exchange Act but excluding SGC and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by SGC or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current shareholder of 20% or more of the outstanding common stock, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of SGC representing at least 40% of the combined voting power of SGC’s then-outstanding securities; (ii) the stockholders of SGC approve a merger, consolidation, recapitalization, or reorganization of SGC, or a reverse stock split of any class of voting securities of SGC, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of SGC or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of SGC outstanding immediately prior to such transaction; provided that, for purposes of this Section 5(f), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of SGC or such surviving entity or of any subsidiary of SGC or such surviving entity; (iii) the stockholders of SGC or the Company, as applicable, approve a plan of complete liquidation of SGC or the Company, an agreement for the sale or disposition by SGC or the Company of all or substantially all of its assets (or any transaction having a similar effect), or SGC sells all or substantially all of the stock of the Company to any person or entity other than an affiliate of SGC; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Subsection (i), (ii), or (iii) hereof) whose election by the Board of Directors of SGC or nomination for election by SGC’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority of the Board of Directors of SGC.

(g)           Timing of Certain Payments Under Section 5.  Payments pursuant to Sections 5(c)(ii) or 5(e)(ii) of this Agreement, if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months following the date of termination; provided, however, that if necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, such payments shall be made as follows:  (1) no payments shall be made for a six-month period following the date of termination, (2) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period shall be paid in a lump sum six months following the date of termination, and (3) during the period beginning six months following the date of termination through the remainder of the twelve-month period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices. In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, amounts payable following termination of employment in a lump sum, including pursuant to Sections 5(c)(iii) and 5(e)(iii) of this Agreement, shall instead be paid six months following the date of termination.

(h)           No Obligation to Mitigate.  The Executive shall have no obligation to mitigate damages pursuant to this Section 5, but shall be obligated to promptly advise the Company regarding any compensation earned or any payments that will become due with respect to services provided to another employer during any period of continued payments pursuant to this Section 5. The Company’s obligation to make continued insurance or disability payments to the Executive shall be reduced by any compensation earned by the Executive by another employer or insurer during the year following the Executive’s separation from employment (without regard to when such compensation is paid).

(i)            Set-Off.  To the fullest extent permitted by law, any amounts otherwise due the Executive hereunder (including, without limitation, any payments pursuant to this Section 5) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company or any subsidiary or affiliate thereof.

(j)            No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

(k)           Release of Employment Claims; Compliance with Section 6.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement).  The Company’s obligation to make any termination payments and benefits provided for in Section 5 (other than the Standard Termination Payments) shall immediately cease if Executive willfully and materially breaches Section 6.1, 6.2 , 6.3, 6.4, or 6.8.

6.             Noncompetition; Nonsolicitation; Nondisclosure; etc.

6.1           Noncompetition; Nonsolicitation.

(a) Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4 and 5), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 6.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 6, “Competing Business” shall mean any business: (i) involving design and production of instant lottery tickets and the management of related marketing and distribution programs; manufacture, sale, operation or management of on-line lottery systems (Lotto-type games); development and commercialization of licensed and other proprietary game entertainment for all lottery product channels; provision of wagering (whether pari-mutuel (pooled) or otherwise) or venue management services for racetracks and off-track betting facilities; production of prepaid cellular phone cards; or any other business in which the Company or its affiliates is then or was within the previous twelve (12) months engaged or in which the Company, to Executive’s knowledge, intends to engage during the Term or the Covered Time (as defined below); (ii) in which the Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which the Executive has obtained proprietary or confidential information; and (iii) which was conducted anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company.

(b)           In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3, 4 and 5), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time Executive shall not, directly or indirectly, (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)  During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (x) Executive will provide copies of Section 6 of this Agreement to the Competitor, and (y) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business.

(d)           Executive understands that the restrictions in this Section 6.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 4 and 5) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.

(e)           For purposes of this Section 6.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending eighteen (18) months after the Date of Termination.

6.2           Proprietary Information; Inventions.

(a)           Executive acknowledges that during the course of Executive’s employment with the Company Executive necessarily will have (and during any employment by the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any such proprietary information, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. The term “proprietary information” means: (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality of which Executive has actual knowledge at the time of the relevant disclosure by Executive).

(b)           Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventorship. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term. Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit A to this Agreement.

6.3           Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company. For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

6.4           Nondisparagement.  Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

6.5           No Other Obligations.  Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.

6.6           Forfeiture of Outstanding Options. The provisions of Section 5 notwithstanding, if Executive willfully and materially fails to comply with Section 6.1, 6.2, 6.3, 6.4, or 6.8, all options (whether granted prior to, contemporaneous with, or subsequent to this Agreement) to purchase common stock granted by the Company and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled.

6.7           Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

6.8           Cooperation with Regard to Litigation.  Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.

6.9           Survival.  The provisions of this Section 6 shall survive the termination of the Term and any termination or expiration of this Agreement.

6.10         Company.  For purposes of this Section 6, references to the “Company” shall include both the Company and each subsidiary and/or affiliate of the Company.

7.             Code of Conduct.  Executive acknowledges that he has read the Company’s Code of Conduct and agrees to abide by such Code, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.

8.             Indemnification.  During the Term of this Agreement and all periods after the expiration of this Agreement or termination of Executive’s employment for any reason, the Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time. To the extent permitted under the Company’s Certificate of Incorporation and By-Laws and applicable law, the Company shall advance expenses for which indemnification may be claimed as such expenses are incurred, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company’s Certificate of Incorporation, By-Laws, or other agreement, shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). Any provision contained herein notwithstanding, this Agreement shall not limit or reduce, and the Company hereby agrees to provide to Executive, any and all rights to indemnification Executive would otherwise have, to the full extent permitted under applicable law. In addition, the Company will maintain directors’ and officers’ liability insurance in effect and covering acts and omissions of Executive. For purposes of this Section 8, references to the “Company” shall include both the Company and each of its subsidiaries and/or affiliates for which Executive has acted, acts or will in the future act in any capacity. The provisions of this Section 8 shall survive the termination of the Term and any termination or expiration of this Agreement.

9.             Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company’s rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company (or a business unit of the Company for which Executive provided services) prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company’s obligations and be bound by this Agreement. For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control, the Company’s business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets or those relating to a particular business unit of the Company to which Executive provides services, or otherwise. The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder. This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. Question: what happens to my unvested option in the event of change of control?

10.           Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.

11.           Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

12.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

13.           Governing Law; Arbitration.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

(b)           Arbitration.  The Executive and the Company agree that, except for claims for Workers’ Compensation, Unemployment Compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 6. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Section 6, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York

County; or (iii) any other court having jurisdiction; provided, that damages for any alleged violation of Section 6, as well as any claim, counterclaim or crossclaim brought by the Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other  protected status.

(c)           Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  The Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs.  The Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

(d)           BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

14.           Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

15.           Joint Drafting.  In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

16.           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

To the Company:

Scientific Games Corporation

750 Lexington Avenue

New York, N.Y. 10022

Attention: General Counsel

To Executive:

James C. Kennedy

440 Watergate Way

Roswell, GA 30076-3235

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on December 11, 2006, to be deemed effective as of the date first above written.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Michael Chambrello
Name:	Michael Chambrello
Title:	President and Chief Operating Officer

EXECUTIVE

/s/ James C. Kennedy
James C. Kennedy

EXHIBIT A

LIST OF PRE-EXISTING INVENTIONS OF EXECUTIVE